UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 9, 2005 (November 29, 2005)

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Texas	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1116 S. OLD TEMPLE ROAD
LORENA, TEXAS 76655
(Address of principal executive offices / Zip Code)

512-583-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)    On November 29, 2005, Robert S. Braswell IV resigned as Principal Financial Officer of Health Discovery Corporation (the “Company”) in connection with the consolidation of the accounting functions at the Company’s headquarters in Savannah, Georgia. Management and the directors of the Company have expressed their appreciation to Mr. Braswell for his diligent and loyal service to the Company and its shareholders. Mr. Braswell will continue to serve as a Director and Senior Vice President of the Company.

(c)    On November 29, 2005, the Company announced the appointment of Daniel R. Furth as its Executive Vice President and Principal Financial Officer. Mr. Furth, age 42, has served as Vice President of the Company since August 2005. Prior to his employment with the Company, from October 2000 to August 2005, he served as a corporate communications consultant for several private clients. During that same period, he also served as a managing member and equity partner of Purple Shamrock LLC, a privately held investment group. From 1994 to 2000, Mr. Furth served as Senior Director of Marketing & Communications for Quality Distribution, Inc., North America’s largest bulk transportation services company, where he managed corporate communications, marketing communications, investor relations, and public affairs. He earned his BA degree in government from Georgetown University in Washington, DC.

Mr. Furth’s employment agreement was approved by the Company’s Board of Directors on December 5, 2005. Mr. Furth’s compensation consists of an annual salary of $60,000, options to acquire 1,500,000 shares of the Company’s common stock, which vest over the next three years, and benefits consistent with the Company’s standard employee benefit policies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: December 9, 2005	By:	/s/ Stephen Barnhill
Stephen Barnhill Chief Executive Officer